Exhibit 99.1

[PRESS RELEASE]

Comstock Homebuilding Companies, Inc. Announces Private Debt Offering

RESTON, Va., Dec. 5 — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock or the “Company”) announced today that it intends to make a private offering of $150 million of Senior Subordinated Notes due January 2011 (the “Notes”) to qualified institutional buyers and non-U.S. persons. The Notes will be unconditionally guaranteed by all of the Company’s subsidiaries. Proceeds from the offering will be used to finance general corporate purposes, including working capital, real estate development projects, strategic corporate acquisitions and periodic reductions of indebtedness. Subject to market conditions, the Company expects to complete the Notes offering during December 2005.

The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or under an applicable exemption from the registration thereunder. The Notes will be privately placed pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Pursuant to a registration rights agreement, the Notes are expected to be registered at a later date.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and that involve a number of risks and uncertainties. In particular, the Company’s completion of the offering of unsecured fixed-rate debt is subject to various risks, including prevailing conditions in the public capital markets. There can be no assurance that the offering will be successfully completed. Other potential risks that could cause actual events to differ materially are included in filings with the Securities and Exchange Commission filings.

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder and real estate developer that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums and high-rise condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move— up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.